Virginia Gold Mines Inc.
(an exploration company)

Financial Statements
February 28, 2005 and May 31, 2004 and 2003
(expressed in Canadian dollars)

We have audited the balance sheets of Virginia Gold Mines Inc. (an exploration company) as at February 28, 2005 and May 31, 2004 and the statements of earnings, deficit and cash flows for the nine-month period ended February 28, 2005 and the twelve-month periods ended May 31, 2004 and 2003, respectively. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at February 28, 2005 and May 31, 2004 and the results of its operations and its cash flows for the nine-month period ended February 28, 2005 and the twelve-month periods ended May 31, 2004 and 2003, respectively in accordance with Canadian generally accepted accounting principles.

Quebec, Quebec, Canada

April 15, 2005

Comments by the Auditors for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the shareholders dated April 15, 2005 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Chartered Accountants

Quebec, Quebec, Canada

April 15, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

Virginia Gold Mines Inc.
(an exploration company)

Balance Sheets

(expressed in Canadian dollars)

	As at February 28, 2005 $	As at May 31, 2004 $
Assets

Current assets
Cash and cash equivalents	7 116 483	-
Short-term investments (note 3)	8 196 733	12 519 509
Income taxes recoverable	-	13 694
Amounts receivable (note 4)	5 082 525	2 909 434
Prepaid expenses (note 5)	64 111	52 968

	20 459 852	15 495 605

Deposit on exploration costs	49 430	150 000
Exploration funds (note 2)	201 819	4 628 904
Long-term investment (note 6)	13 585	151 037
Office equipment, at cost less accumulated depreciation of $12 790 (May 31, 2004 - $9 522)	17 470	12 676
Mining properties (note 7)	8 205 876	9 487 426
Website development expenses, at cost less accumulated amortization of $2 846 (May 31, 2004 - $1 742)	4 152	4 556

	28 952 184	29 930 204

Liabilities

Current liabilities
Accounts payable and accrued liabilities
Related companies	207 227	133 160
Others	706 289	1 065 627

	913 516	1 198 787

Shareholders' Equity

Share capital (notes 8 and 9)
Authorized
Unlimited number of common shares, voting and participating, with no par value
Issued and fully paid
38 959 078 common shares (May 31, 2004 - 36 638 915)	56 253 306	52 159 266

Warrants (note 8)	554 380	883 255

Stock options (note 9)	460 466	214 439
Contributed surplus (note 9)	1 274	-

Deficit	(29 230 758)	(24 525 543)

	28 038 668	28 731 417

	28 952 184	29 930 204

Nature of activities and going concern (note 1)

Subsequent event (note 16)

The accompanying notes are an integral part of these financial statements.

Approved by the Board of Directors , (s) André Gaumond , director (s) Paul Archer , director

Virginia Gold Mines Inc.
(an exploration company)
Statements of Deficit

(expressed in Canadian dollars)

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Deficit - Beginning of year	24 525 543	24 246 595	22 706 207

Cancellation of stock options (note 9)	-	53 734	-

Net loss for the year	4 705 215	225 214	1 540 388

Deficit - End of year	29 230 758	24 525 543	24 246 595

The accompanying notes are an integral part of these financial statements.

Virginia Gold Mines Inc.
(an exploration company)
Statements of Earnings

(expressed in Canadian dollars)

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Revenues
Dividends	259 998	309 796	326 146
Interest	328 165	641 986	520 078
Fees	147 880	117 463	186 923

	736 043	1 069 245	1 033 147

Expenses
Professional and maintenance fees	347 301	230 422	165 598
Management fees	251 859	216 080	144 792
Rent and office expenses	416 493	484 798	512 214
Advertising and exhibitions	142 931	117 313	128 180
Tax credit related to communications	-	-	(40 000)
Travelling	64 952	92 385	93 956
Part XII.6 tax	523	-	-
Depreciation of office equipment	3 268	2 567	1 487
Amortization of Website development expenses	1 104	1 067	675
General exploration costs	440 498	342 784	216 999
Grants, credit on duties refundable for losses and refundable tax credit relating to resources	(149 371)	(115 636)	(102 421)
Cost of mining properties abandoned	4 694 495	287 077	1 179 571
Loss (gain) on sale of short-term investments	(423 034)	(374 528)	5 388
Bad debts	(10 130)	10 130	-
Gain on sale of long-term investments	(7 555)	-	-
Gain on sale of mining properties	-	-	(21 726)
Write-down of short-term investments	-	-	267 060

	5 773 334	1 294 459	2 551 773

Loss before taxes	(5 037 291)	(225 214)	(1 518 626)

Income taxes (note 12)	(332 076)	-	21 762

Net loss for the year	(4 705 215)	(225 214)	(1 540 388)

Basic and diluted net loss per share (note 13)	(0.126)	(0.007)	(0.052)

The accompanying notes are an integral part of these financial statements.

Virginia Gold Mines Inc.
(an exploration company)
Statements of Cash Flows

(expressed in Canadian dollars)

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Cash flows from operating activities Net loss for the year	(4 705 215)	(225 214)	(1 540 388)
Items not affecting cash and cash equivalents
Cost of mining properties abandoned	4 694 495	287 077	1 179 571
Depreciation of office equipment	3 268	2 567	1 487
Amortization of Website development expenses	1 104	1 067	675
Gain on sale of mining properties	-	-	(21 726)
Loss (gain) on sale of short-term investments	(423 034)	(374 528)	5 388
Gain on sale of long-term investments	(7 555)	-	-
Stock options	312 494	158 099	65 540
Write-down of short-term investments	-	-	267 060
Future income taxes	(332 076)	-	-
	(456 519)	(150 932)	(42 393)

Net change in non-cash working capital items (note 10a)	(37 334)	1 214 187	1 852 924

	(493 853)	1 063 255	1 810 531

Cash flows from financing activities
Cancellation of stock options	-	(53 734)	-
Increase in share capital issued for cash, net of share issue expenses (note 10b)	4 032 048	7 973 261	2 150 018

	4 032 048	7 919 527	2 150 018

Cash flows from investing activities
Change in short-term investments (note 10b)	4 855 844	(2 216 842)	(1 478 822)
Change in deposit on exploration costs	100 570	(150 000)	-
Change in exploration funds	4 427 085	(4 386 045)	686 639
Proceeds from sale of long-term investments	34 973	-	-
Additions to office equipment	(8 062)	(9 759)	(595)
Increase in mining properties (note 10b)	(5 871 422)	(3 438 525)	(2 429 198)
Option payments	40 000	-	20 000
Grants received	-	22 500	20 405
Website development expenses	(700)	(1 798)	(4 500)
	3 578 288	(10 180 469)	(3 186 071)
Net change in cash and cash equivalents	7 116 483	(1 197 687)	774 478

Cash and cash equivalents - Beginning of year	-	1 197 687	423 209

Cash and cash equivalents - End of year	7 116 483	-	1 197 687

Additional information
Interest received	453 838	816 072	826 249
Income taxes paid	1 970	15 931	8 524

The accompanying notes are an integral part of these financial statements.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

1. Incorporation, nature of activities and going concern

The company, incorporated under the Canada Business Corporations Act, is in the business of acquiring and exploring mining properties. It has not yet determined whether its properties contain ore reserves that are economically recoverable. The recoverability of the cost of mining properties is dependent upon the existence of economically recoverable ore reserves, the ability of the company to obtain the necessary financing to continue the exploration and the development of its properties, and upon the start-up of commercial production or the proceeds from the disposal of properties. The company will periodically have to raise additional funds to continue operations, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future.

Although the company has taken steps to verify title to mining properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the company's title. Property title may be subject to unregistered prior agreements and non-compliant with regulatory requirements.

On June 21, 2004, the board of directors of the company approved the change of its year-end from May 31 to February 28.

2. Summary of significant accounting policies

Basis of presentation

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. These principles conform, in all material respects, with United States generally accepted accounting principles except as described in note 17. The significant accounting policies, which have been consistently applied, are summarized as follows.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates that affect the amounts of assets and liabilities reported in the financial statements. Those estimates also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses for the reporting periods. Significant estimates include the carrying amount of mining properties, the credit on duties refundable for losses, the refundable tax credit related to resources and certain accrued liabilities. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balances with banks and term deposits with original maturities of three months or less at the acquisition date.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Short-term investments

Short-term investments are valued at the lower of amortized cost and market value.

Exploration funds

Exploration funds consist of cash, term deposits and short-term investments and represent the unexpended proceeds of financings under the terms of which the company is committed to spending the amounts on the exploration or acquisition of mining properties.

Long-term investment

Long-term investment is recorded at cost. When the decline in value of an investment is other than temporary, the investment is written down to its net realizable value.

Office equipment

Office equipment is depreciated using the declining balance method at the rates of 20% and 30%.

Mining properties

The company records its interests in mining properties and areas of geological interest at cost less option payments received and other recoveries. Exploration and development costs relating to these interests and projects are capitalized on the basis of specific claim blocks or areas of geological interest until the mining properties to which they relate are placed into production, sold or abandoned. Management reviews for impairment the carrying amount of mining properties on a regular basis. These costs will be amortized over the estimated useful life of mining properties following the beginning of production or written off if the mining properties are sold or projects are abandoned. General exploration costs, not related to specific mining properties, are expensed as incurred.

Website development expenses

Website development expenses are recorded at cost and are amortized using the declining balance method at a rate of 30%.

Credit on duties refundable for losses and refundable tax credit relating to resources

The company is entitled to a credit on duties refundable for losses under the Mining Duties Act. This refundable credit on duties on expenses related to mining activities incurred in Quebec is recorded against the costs incurred.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Furthermore, the company is entitled to a refundable tax credit relating to resources for mining sector companies on eligible expenditures incurred after March 29, 2001. The refundable tax credit relating to resources may reach 45% of eligible expenditures incurred before June 12, 2003, 33.75% before March 30, 2004 and 38.75% thereafter. This tax credit is recorded against the costs incurred.

Share capital

Shares issued for non-monetary consideration are generally recorded at the quoted market price of the shares over a reasonable period of time before and after the agreement to issue the shares is announced.

Flow-through shares are issued in consideration of the proceeds received, which represents their fair value. Upon the acquisition of mining properties, the carrying amount may exceed the tax basis since the company renounces the deduction in favour of the investors concerned.

Future income taxes arising from the difference between the carrying amount and the tax basis are recorded as a reduction of share capital.

Government grants

Government grants are recorded as income when the company has reasonable assurance that it has complied and will continue to comply with all conditions related to the grant. Grants related to working capital are included in earnings when the related expenses are incurred. Grants related to exploration costs are deducted from the related mining properties.

Income taxes

The company provides for income taxes using the liability method of tax allocation. Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between the carrying amount and the tax basis of assets and liabilities using enacted or substantively enacted income tax rates expected to apply in the year when the differences are expected to reverse.

The company establishes a valuation allowance against future income tax assets if, based on available information, it is more likely than not that some or all of the future income tax assets will not be realized.

Basic and diluted earnings per share

Basic earnings per share are calculated using the weighted average number of participating shares outstanding during the year.

Diluted earnings per share are calculated using the weighted average number of participating shares outstanding during the year, plus the effects of dilutive potential participating shares outstanding during the year. The calculation of diluted earnings per share is made using the treasury stock method, as if all dilutive potential shares had been issued at the later of the beginning of the year of the date of issuance, as the case may be, and as if the funds obtained thereby had been used to purchase participating shares of the company at the average quoted market value of the participating shares during the year.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

New accounting standards

In July 2003, the Canadian Institute of Chartered Accountants ("CICA") issued Sections 1100 and 1400, "Generally Accepted Accounting Principles" and "General Standards of Financial Statement Presentation". These new sections define generally accepted accounting principles (GAAP), establish the relative authority of various types of CICA Accounting Standards Board pronouncements and clarify the role of industry practice in setting GAAP. The adoption of these new standards by the company, on June 1, 2004, had no impact on the financial statements.

In September 2003, the CICA amended Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", which is effective for fiscal years beginning on or after January 1, 2004. These amendments require that compensation costs arising from all types of stock-based payments granted to directors, executives, employees and non-employees, including stock options, be accounted for in the financial statements using the fair value-based method. The company has implemented these amendments prospectively since June 1, 2003. For the year ended May 31, 2003 the company was required to provide pro-forma disclosures relating to the loss and loss per share as if stock-based compensation costs had been recognized in the financial statements for options granted using the fair value-based method (note 9).

In March 2004, the Emerging Issues Committee ("EIC") of the CICA issued EIC-146, "Flow-through Shares". This abstract deals with the date of recognition, by the issuer of flow-through shares, of the future income tax liabilities arising from the renouncement of tax deductions and the accounting method used to record the credit when previously unrecognized future income tax assets are recorded as a result of recognizing the above-mentioned future income tax liabilities.

In January 2005, the CICA issued four new accounting standards relating to financial instruments: Section 3855, "Financial Instruments - Recognition and Measurement", Section 3865, "Hedges", Section 1530, "Comprehensive Income", and Section 3251, "Equity".

Section 3855 expands on Section 3860, "Financial Instruments - Disclosure and Presentation", by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented in the financial statements.

Section 3865 provides alternative treatments to Section 3855 for entities which choose to designate qualifying transaction as hedges for accounting purposes. It replaces and expands on Accounting Guideline 13, "Hedging Relationships", and the hedging guidance in Section 1650, "Foreign Currency Translation", by specifying how hedge accounting is applied and what disclosures are necessary when it is applied.

Section 1530, "Comprehensive Income", introduces a new requirement to temporarily present certain gains and losses outside net income.

Accordingly, Section 3250, "Surplus" has been revised to become Section 3251, "Equity".

Sections 1530, 3251, 3855 and 3865 apply to years beginning on or after October 1, 2006. The company will adopt these new standards on March 1, 2007, and has not yet determined their impact on its financial statements.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

3. Short-term investments

	As at February 28, 2005 $	As at May 31, 2004 $

Investments in public companies (quoted value: $4 385 794; May 31, 2004 - $3 306 739)	3 146 900	2 939 646
Bonds and other securities, bearing interest at annual rates ranging from 2.3% to 12.75%, maturing between March 2005 and April 2016 (quoted value: $5 279 132; May 31, 2004 - $9 626 974)	5 049 833	9 579 863

	8 196 733	12 519 509

4. Amounts receivable

	As at February 28, 2005 $	As at May 31, 2004 $

Refundable tax credit relating to resources	2 563 874	1 487 023
Credit on duties refundable for losses	1 314 670	862 079
Interest receivable	63 371	171 044
Amounts receivable under agreements with mining exploration companies	541 215	74 850
Commodity taxes receivable	359 039	298 878
Others	240 356	15 560

	5 082 525	2 909 434

5. Prepaid expenses

	As at February 28, 2005 $	As at May 31, 2004 $

Prepaid expenses regarding investor relations	24 358	14 279
Permits	10 764	11 046
Others	28 989	27 643

	64 111	52 968

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

6. Long-term investment

	Interest %	As at February 28, 2005 $	As at May 31, 2004 $

Azimut Exploration Inc., a public mining exploration company, at carrying amount (quoted value of $42 500; May 31, 2004 - $299 397)	0.79 (May 31, 2004 - 9.04)	13 585	151 037

7. Mining properties

	Undivided interest %	Balance as at June 1, 2004 $	Costs incurred $	Option payments, mining properties abandoned or sold, credit on duties refundable for losses, refundable tax credit relating to resources and grants $	Balance as at February 28, 2005 $

Lac Eade (383 claims)	100
Mining property		40 530	4 233	-	44 763
Exploration costs		973	116 159	(58 951)	58 181

		41 503	120 392	(58 951)	102 944

Auclair (218 claims)	100
Mining property		246 212	14 571	(21 645)	239 138
Exploration costs		159 798	72	(13 303)	146 567

		406 010	14 643	(34 948)	385 705

Corvet Est (90 claims)	100
Mining property		9 175	1 575	(112)	10 638
Exploration costs		344 755	1 130 233	(582 898)	892 090

		353 930	1 131 808	(583 010)	902 728

Coulon (1 505 claims) (b)	100
Mining property		139 429	-	(30 000)	109 429
Exploration costs		686 119	4 194	(1 836)	688 477

		825 548	4 194	(31 836)	797 906

Lac Gayot (4 permits and 75 claims)	50
Mining property		29 536	12 253	(3 058)	38 731
Exploration costs		732 937	7 415	(57 611)	682 741

		762 473	19 668	(60 669)	721 472

(forward)		2 389 464	1 290 705	(769 414)	2 910 755

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

	Undivided interest %	Balance as at June 1, 2004 $	Costs incurred $	Option payments, mining properties abandoned or sold, credit on duties refundable for losses, refundable tax credit relating to resources and grants $	Balance as at February 28, 2005 $

(brought forward)		2 389 464	1 290 705	(769 414)	2 910 755

Poste Lemoyne Extension (113 claims)	50
Mining property		14 240	1 215	-	15 455
Exploration costs		414 705	5 184	(2 631)	417 258

		428 945	6 399	(2 631)	432 713

Lac Noëlla (1 permit and 20 claims)	100
Mining property		62 207	10 658	(36 032)	36 833
Exploration costs		622 822	84 594	(389 797)	317 619

		685 029	95 252	(425 829)	354 452

Éléonore (1 130 claims)	100
Mining property		45 800	115 194	-	160 994
Exploration costs		427 476	4 760 762	(2 416 087)	2 772 151

		473 276	4 875 956	(2 416 087)	2 933 145

Megatem (882 claims)	45
Mining property		31 192	-	(7 424)	23 768
Exploration costs		802 898	210 848	(316 784)	696 962

		834 090	210 848	(324 208)	720 730

Megatem III (463 claims)	49
Mining property		-	-	-	-
Exploration costs		223 200	-	(16 103)	207 097

		223 200	-	(16 103)	207 097

Others (a)	-
Mining properties		871 193	158 064	(711 800)	317 457
Exploration costs		3 582 229	28 119	(3 280 821)	329 527

		4 453 422	186 183	(3 992 621)	646 984

		9 487 426	6 665 343	(7 946 893)	8 205 876

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

	Undivided interest %	Balance as at June 1, 2003 $	Costs incurred $	Option payments, mining properties abandoned or sold, credit on duties refundable for losses, refundable tax credit relating to resources and grants $	Balance as at May 31, 2004 $

Chute-des-Passes (438 claims)	50
Mining property		106 751	788	(8 400)	99 139
Exploration costs		280 176	62 007	(52 324)	289 859

		386 927	62 795	(60 724)	388 998

La Grande Sud (1 permit and 172 claims)	100
Mining property		585 968	-	(3 750)	582 218
Exploration costs		2 973 916	3 082	(20 597)	2 956 401

		3 559 884	3 082	(24 347)	3 538 619

Auclair (220 claims)	100
Mining property		250 389	9 274	(13 451)	246 212
Exploration costs		168 502	50	(8 754)	159 798

		418 891	9 324	(22 205)	406 010

Corvet Est (88 claims)	100
Mining property		1 300	7 875	-	9 175
Exploration costs		-	666 432	(321 677)	344 755

		1 300	674 307	(321 677)	353 930

Coulon (1 008 claims)	100
Mining property		-	139 429	-	139 429
Exploration costs		-	1 294 938	(608 819)	686 119

		-	1 434 367	(608 819)	825 548

Lac Gayot (4 permits and 109 claims)	50
Mining property		29 536	-	-	29 536
Exploration costs		567 200	321 265	(155 528)	732 937

		596 736	321 265	(155 528)	762 473

Poste Lemoyne Extension (113 claims)	50
Mining property		8 132	6 108	-	14 240
Exploration costs		276 292	221 657	(83 244)	414 705

		284 424	227 765	(83 244)	428 945

(forward)		5 248 162	2 732 905	(1 276 544)	6 704 523

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

	Undivided interest %	Balance as at June 1, 2003 $	Costs incurred $	Option payments, mining properties abandoned or sold, credit on duties refundable for losses, refundable tax credit relating to resources and grants $	Balance as at May 31, 2004 $

(brought forward)		5 248 162	2 732 905	(1 276 544)	6 704 523

Lac Noëlla (1 permit and 40 claims)	100
Mining property		52 757	9 450	-	62 207
Exploration costs		423 153	300 009	(100 340)	622 822

		475 910	309 459	(100 340)	685 029

Éléonore (337 claims)	100
Mining property		14 930	30 870	-	45 800
Exploration costs		89 667	616 160	(278 351)	427 476

		104 597	647 030	(278 351)	473 276

Megatem (1 157 claims)	45
Mining property		31 192	-	-	31 192
Exploration costs		537 258	510 255	(244 615)	802 898

		568 450	510 255	(244 615)	834 090

Megatem III (499 claims)	49
Mining property		-	-	-	-
Exploration costs		223 200	-	-	223 200

		223 200	-	-	223 200

Others	-
Mining properties		195 522	69 523	(34 679)	230 366
Exploration costs		482 512	55 495	(201 065)	336 942

		678 034	125 018	(235 744)	567 308

		7 298 353	4 324 667	(2 135 594)	9 487 426

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Statements of deferred exploration costs

	Year ended February 28, 2005 $ (9 months)	Year ended May 31, 2004 $ (12 months)

Balance - Beginning of year	9 487 426	7 298 353

Expenses incurred during the year
Claims and permits	317 763	273 318
Analyses	302 718	132 666
Drilling	2 407 872	1 227 765
Geophysics	207 857	624 565
Geology	993 279	322 840
Airborne surveys	-	291 049
Stripping	212 094	65 779
Transport	1 081 235	751 811
Blasting	2 486	141 606
Salaries	984 167	421 372
Accommodation	155 872	71 896

	6 665 343	4 324 667

Option payments	(40 000)	-
Grants	-	(22 500)
Mining properties abandoned and sold	(4 694 495)	(287 077)
Credit on duties refundable for losses and refundable tax credit relating to resources	(3 212 398)	(1 826 017)

	(7 946 893)	(2 135 594)

Balance - End of year	8 205 876	9 487 426

a) On October 9, 1996, Soquem Inc. (SOQUEM) granted the company the option to acquire a 50% interest in the Kogaluk property in consideration of $1 000 000 in exploration work to be carried out no later than October 9, 2005. As at February 28, 2005, the company had spent $681 923 on exploration work.

b) On June 15, 2004, the company granted Noranda inc. the option to acquire a 50% interest in the Coulon property in consideration of the following: (i) a cash consideration of $30 000 upon signing of the agreement and cash payments of $50 000, $50 000, $50 000 and $70 000 no later than June 1, 2005, 2006, 2007 and 2008, respectively; (ii) the carrying-out of exploration work totalling $1 000 000 per year no later than June 1, 2005, 2006, 2007, 2008 and 2009, respectively, and totalling $1 500 000 per year no later than June 1, 2010 and 2011, respectively. As at February 28, 2005, Noranda inc. had made a cash payment of $30 000 and had spent $1 286 610 on exploration work.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

8. Share capital

a) Change in issued and fully paid share capital

	As at February 28,		As at May 31,

	2005		2004		2003

	Number	Amount	Number	Amount	Number	Amount
		$		$		$

Balance - Beginning of year	36 638 915	52 159 266	30 701 686	45 060 060	28 724 619	42 910 042

Private placements *	400 333	1 501 249	5 388 000	7 346 538	1 538 146	1 910 025
Stock options exercised **	839 632	692 764	382 562	276 597	438 921	283 363
Warrants exercised ***	1 080 198	2 344 655	166 667	250 000	-	-

	38 959 078	56 697 934	36 638 915	52 933 195	30 701 686	45 103 430

Share issue expenses for the year	-	(444 628)	-	(773 929)	-	(43 370)

Balance - End of year	38 959 078	56 253 306	36 638 915	52 159 266	30 701 686	45 060 060

* Private placements have been presented net of the fair value of warrants amounting to nil (May 31, 2004 - $735 462).

** Including the fair value of stock options of $63 193 (May 31, 2004 - $9 200) which have been accounted for in stock options in 2003 and 2004.

*** Including the fair value of warrants of $341 859 (May 31, 2004 - nil) which have been accounted for in warrants in 2004.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

b) Change in warrants

	As at February 28,		As at May 31,

	2005		2004		2003
	Number	Weighted average exercise price $	Number	Weighted average exercise price $	Number	Weighted average exercise price $

Outstanding - Beginning of year	3 198 066	1.93	1 037 180	1.66	83 333	1.95
Granted *	24 000	3.75	3 044 220	1.94	1 037 180	1.66
Exercised	(1 080 198)	1.85	(166 667)	1.50	-	-
Matured	(153 846)	1.60	(716 667)	1.71	(83 333)	1.95

Outstanding and exercisable - End of year	1 988 022	2.01	3 198 066	1.93	1 037 180	1.66

* These warrants were granted under private placements to common shareholders and to agents as remuneration. They have been recorded at their fair value of $12 984 (May 31, 2004 - $883 255), determined using the Black-Scholes option valuation model.

The following table summarizes the expiry date of outstanding warrants:

  1 929 000 warrants at $2.00 expire in May 2005;
  35 022 warrants at $1.50 expire in May 2005;
  24 000 warrants at $3.75 expire in November 2005.

9. Stock Option Plan

The company established a stock option plan under which certain key employees, officers, directors and suppliers may be granted stock options of the company. A maximum of 6 480 842 stock options (maximum of 5% of the number of common shares outstanding in favour of one person) may be granted.

Options granted expire after a maximum of ten years after the grant date. There is no vesting period.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

The following tables present changes in stock options since June 1, 2002, and summarize information relating to fixed stock options outstanding and exercisable.

	As at February 28,			As at May 31,

	2005			2004			2003

	Number		Weighted average exercise price $	Number		Weighted average exercise price $	Number	Weighted average exercise price $

Outstanding - Beginning of year	2 749 941		0.77	3 977 682		0.72	4 294 782	1.54
Decrease in exercise price *	-		-	-		-	-	(0.80)
Exercised	(839 632)		0.75	(382 562)		0.69	(438 921)	0.65
Granted	304 000		2.54	254 500		1.16	229 000	0.88
Matured or cancelled	(1 000)	***	3.62	(1 099 679)	**	0.71	(107 179)	2.18

Outstanding and exercisable - end of year	2 213 309		1.02	2 749 941		0.77	3 977 682	0.72

* During the twelve-month year ended May 31, 2003, the exercise price of certain options previously granted to officers, directors and suppliers has been reduced to $0.71.

** During the twelve-month year ended May 31, 2004, the company cancelled 1 074 679 stock options for a cash consideration of $53 734 (unit price of $0.05), which has been recorded in deficit.

*** During the nine-month year ended February 28, 2005, 1 000 stock options were cancelled. The fair value of $1 274 was recorded in contributed surplus.

Exercise price	Options outstanding and exercisable as at February 28, 2005	Weighted average remaining contractual life (years)	Weighted average exercise price $

$0.43 to $0.90	1 811 809	3.96	0.74
$1.23 to $1.42	235 500	8.27	1.33
$3.62	166 000	9.88	3.62
	2 213 309		1.02

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Accounting for the stock-based compensation plan

The fair value of stock options, granted during the nine-month year ended February 28, 2005 and the twelve-month years ended May 31, 2004 and 2003, was estimated using the Black-Scholes option valuation model with the following assumptions:

	Year ended
	February 28,	Years ended May 31,

	2005	2004	2003
	$	$	$
	(9 months)	(12 months)	(12 months)

Risk-free interest rate	3.98%	3.98%	4.14%
Expected volatility	56.5%	54%	55%
Dividend yield	Nil	Nil	Nil
Weighted average expected life	51 months	66 months	60 months

The weighted average fair value of each option granted amounts to $1.03 (May 31, 2004 - $0.62; May 31, 2003 - $0.43).

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the stock options granted to key employees, officers and directors have characteristics significantly different from those of traded options, and because changes in subjective assumptions can materially affect the estimated fair value, management believes that the existing models do not necessarily provide an accurate single measure of the fair value of stock options granted to key employees, officers and directors.

The fair value of stock options granted during the year amounts to $312 494 (May 31, 2004 - $158 099; May 31, 2003 - $102 340) including an amount of $312 494 (May 31, 2004 -$158 099; May 31, 2003 - $65 540), representing the fair value of options granted, which was recorded in the statements of earnings under "Professional fees" and "General exploration costs", and in shareholders' equity under "Stock options".

For the year ended May 31, 2003, if the fair value-based method had been used to account for stock-based compensation costs related to stock options granted to key employees, officers and directors, the loss and related loss per share would have been as follows:

$
Pro-forma loss for the year	1 577 188
Pro-forma basic and diluted loss per share	0.057

The pro-forma loss does not consider the impact of awards granted before June 1, 2002.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

10. Statements of cash flow

a) Net change in non-cash working capital items

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Income taxes recoverable	13 694	(13 694)	3 340
Amounts receivable	1 039 307	1 644 794	2 128 767
Prepaid expenses	(11 143)	(19 362)	4 234
Accounts payable and accrued liabilities	(1 079 192)	(397 551)	(283 417)

	(37 334)	1 214 187	1 852 924

b) Items not affecting cash and cash equivalents related to financing and investing activities

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Long-term investments transferred to short-term investments	110 034	20 143	828 087
Credit on duties refundable for losses and refundable tax credit receivable related to exploration costs accounted for against mining properties	3 212 398	1 826 017	1 505 807
Amount receivable in consideration of the sale of a mining property	-	-	24 000
Acquisition of mining properties included in accounts payable and accrued liabilities	793 921	886 142	372 281
Stock options exercised and included in share capital	65 193	9 200	-
Stock options cancelled and included in contributed surplus	1 274	-	-
Warrants exercised and included in share capital	341 859	-	-
Warrants granted and included in share capital	12 984	-	-
Share issue expenses arising from the renouncement of tax deductions and included in share capital	332 076	-	-

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

11. Related party transactions

The company entered into the following transactions with companies owned by a director and an executive officer:

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Expenses capitalized in mining properties	322 886	277 428	285 711
Additions to land equipment	315	-	-
Additions to office equipment	-	4 000	-
Management fees	251 859	216 080	144 792
Rent and office expenses	369 603	478 150	470 836
Professional fees	3 500	2 500	2 500
General exploration costs	119 350	119 780	78 320

	1 067 513	1 097 938	982 159

These transactions were entered into the normal course of operations and measured at the exchange amount, which represents the amount of consideration established and agreed by the related parties.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

12. Income taxes

The reconciliation of the income tax expense, calculated using the combined federal and Quebec provincial statutory tax rate to the income tax expense presented in the financial statements, is detailed as follows:

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Loss before taxes	(5 037 291)	(225 214)	(1 518 626)

Combined federal and provincial income taxes at 35.74% (May 31, 2004 - 36.58%; May 31, 2003 - 35.16%)	(1 800 000)	(82 000)	(534 000)
Large corporation tax	-	-	21 762
Tax benefit not recognised previously	(332 076)	-	-
Non-deductible stock-based compensation	112 000	58 000	23 000
Expiry of operating losses carried forward	285 000	317 000	277 000
Share issue expenses not affecting earnings	(59 000)	(53 000)	(8 000)
Non-taxable portion of capital gain	(92 000)	(91 000)	(32 000)
Others	(52 000)	(12 000)	3 000
Change in valuation allowance	1 606 000	(137 000)	271 000

Income taxes	(332 076)	-	21 762

The income tax expense is detailed as follows:

Current taxes	-	-	21 762
Future taxes	(332 076)	-	-

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

The company is entitled to the following tax benefits, which were not accounted for in the financial statements as at February 28, 2005, except for future income tax assets of $332 076 recorded against future income tax liabilities in the same amount.

As at February 28, 2005, and as at May 31, 2004 and 2003, the company has accumulated, for federal and provincial income tax purposes, non-capital losses which can be applied against future years' taxable income and will expire as follows:

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

2015	218 000	-	-
2011	173 000	173 000	-
2010	129 000	129 000	129 000
2007	204 000	204 000	204 000
2006	364 000	364 000	364 000
2005	-	798 000	798 000
2004	-	-	868 000

	1 088 000	1 668 000	2 363 000

The tax basis of mining properties exceeds the carrying amount by approximately $11 697 000 at the federal level (May 31, 2004 - $7 653 000, May 31, 2003 - $6 660 000) and $19 241 000 at the provincial level (May 31, 2004 - $14 862 000; May 31, 2003 - $14 290 000). The difference between the tax basis and the amounts capitalized in the financial statements mainly results from the renouncement by the company in favour of investors of the deductions related to exploration costs paid through flow-through share financings, the non-taxable mining duties tax credit, as well as the accounting write-offs of mining properties.

The undepreciated capital cost of property, plant and equipment for federal and provincial income tax purposes exceeds the net carrying amount by $61 000 (May 31, 2004 - $57 000; May 31, 2003 - $55 000). Furthermore, for the current year, the tax basis of short-term investments is equivalent to the carrying amount; as at May 31, 2003, the tax basis of short-term investments exceeded the carrying amount by approximately $276 000.

The tax basis of the long-term investment exceeds the carrying amount by approximately $176 000 as at February 28, 2005, $190 000 as at May 31, 2004, and $214 000 as at May 31, 2003.

The unamortized balance, for income tax purposes, of share issue expenses amounts to $485 000 (May 31, 2004 - $537 000; May 31, 2003 - $55 000) and will be deductible over the next four years.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

13. Loss per share

For the nine-month year ended February 28, 2005, and the twelve-month years ended May 31, 2004 and 2003, there was no difference between diluted and basic loss per share since the dilutive effect of stock options and warrants was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted loss per share for those years was calculated using the basic weighted average number of shares outstanding (February 28, 2005 - 37 389 773; May 31, 2004 - 33 784 997; May 31, 2003 - 29 886 356).

	Year ended February 28,	Years ended May 31,

	2005 (9 months)	2004 (12 months)	2003 (12 months)

Basic weighted average number of shares outstanding	37 389 773	33 784 997	29 886 356
Stock options	1 620 869	1 243 648	1 433 397
Warrants	407 371	-	-

Diluted weighted average number of shares outstanding	39 418 013	35 028 645	31 319 753

Items excluded from the calculation of diluted loss per share because the exercise price was greater than the average quoted value of the common shares
Stock options	166 000	129 500	2 000
Warrants	24 000	3 198 066	1 037 180

14. Commitments

The company's aggregate commitments, under a long-term operating lease agreement with a company held by a director, amount to $39 522 in 2006 and $19 776 in 2007.

15. Financial instruments

Fair value

Cash and cash equivalents, amounts receivable, accounts payable and accrued liabilities are financial instruments whose fair value approximates their carrying amount due to their short-term maturity or the current market rates.

The fair value of short-term investments, determined based on quoted values, amounts to $9 664 926 and $12 933 713 as at February 28, 2005 and May 31, 2004, respectively. The fair value of exploration funds, determined based on quoted values, amounts to $201 819 and $4 664 221 as at February 28, 2005 and May 31, 2004, respectively.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Interest rate risk

As at February 28, 2005 and May 31, 2004, the company's exposure to interest rate risk is summarized as follows:

Cash and cash equivalents	Variable interest rate
Short-term investments	As described in note 3
Amounts receivable	Non-interest bearing
Exploration funds	Variable interest rate
Accounts payable and accrued liabilities	Non-interest bearing

16. Subsequent event

On March 10, 2005, the company issued 3 930 000 units of its share capital at a price of $4.10 per unit. Each unit consists in one common share and one-quarter of a warrant. Each whole warrant gives the right to the holders to purchase one common share of the company at a price of $5.40 until September 11, 2006. The company paid the agents a cash commission of $996 780. In addition, the agents may purchase 235 800 additional units priced at $4.10 per unit.

17. United States generally accepted accounting principles (U.S. GAAP)

The financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) which differ, in certain respects, from U.S. GAAP.

Additional disclosures required under U.S. GAAP have been provided in the financial statements and notes. In addition, the following summarizes the principal differences between Canadian and U.S. GAAP and other required disclosures under U.S. GAAP.

Mining properties

Under U.S. GAAP, the acquisition cost of mining properties and exploration costs incurred are expensed in the year in which they are incurred.

Short-term investments

Under U.S. GAAP, short-term investments would be classified as "available for sale" securities. Consequently, these securities would be carried at fair value, with any unrealized holding gains or losses at each balance sheet date being reflected in other comprehensive loss on a net-of-tax basis. Under Canadian GAAP, short-term investments are carried at the lower of cost and market value. Gains or losses are determined under the specific identification method for term deposits and the average cost method for shares.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Stock-based compensation plan

Until May 31, 2003, the company accounted for the costs related to its stock-based compensation plan using the intrinsic value method in accordance with APB 25. No expense was recognized for stock options as they were granted at the market price on the grant date, therefore having no intrinsic value. On June 1, 2003, the company adopted Statement of Financial Accounting Standard ("SFAS") 123 and applied prospectively its transitional provisions. SFAS 123 requires all stock-based compensation awards, including stock options, to be accounted for at fair value. Under the transitional provisions, all new awards granted to employees on or after June 1, 2003 are accounted for at fair value. Awards outstanding as at May 31, 2003, if not subsequently modified, continue to be accounted for under APB 25. The fair value of awards is determined using the Black-Scholes option valuation model with compensation costs recognized in earnings over the required period of service. The company provides additional pro-forma disclosures as required under SFAS 123 for stock options granted before the adoption of this standard.

Flow-through shares

Canadian tax legislation allows a company to issue flow-through shares when the company agrees to incur eligible expenditures in accordance with the Income Tax Act and to renounce the related tax deductions in favour of investors who acquire these shares.

In accordance with Canadian GAAP, upon issuance of flow-through shares, funds received are recorded as share capital. When eligible expenditures are renounced, share capital is reduced by the amount of the tax benefits renounced in favour of investors, calculated using the effective tax rate of the company for the period.

Under U.S. GAAP, the premium or discount related to the price of flow-through shares, if any, is accounted for separately. When eligible expenditures are incurred, the related premium or discount is recognized through a reversal of the tax provision, and future income tax liabilities are adjusted by the same amount through a charge to income.

New accounting standard

In December 2004, the Statement of Financial Accounting Standards ("SFAS") 153, "Exchanges of Nonmonetary Assets" was issued. This standard is an amendment of APB Opinion No. 29, "Accounting for Nonmonetary Transactions" and requires that all exchanges of non-monetary assets be accounted for at fair value, except for exchanges of non-monetary assets which do not have a commercial substance. An exchange is considered to have a commercial substance when the future cash flows of an entity are expected to change significantly as a result of the exchange. FAS 153 applies to exchanges of non-monetary assets occurring in fiscal periods beginning after June 15, 2005. The company does not expect that this new standard will have a significant impact on its financial statements.

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Reconciliation of net loss to conform with U.S. GAAP

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Net loss for the year in accordance with Canadian GAAP	4 705 215	225 214	1 540 388
Mining properties	(1 281 550)	2 189 073	73 422
Stock options granted to non-employees and re-pricing	2 096 155	83 370	479 125
Tax effect of flow-through shares	82 076	-	-

Net loss for the year in accordance with U.S. GAAP	5 601 896	2 497 657	2 092 935
Other comprehensive loss
Realized and unrealized (gains) losses on short-term investments and exploration funds	(1 038 672)	(320 908)	124 018
Unrealized (gains) losses on long-term investment	119 445	(189 741)	(181 930)

Comprehensive loss	4 682 669	1 987 008	2 035 023

Basic and diluted net loss in accordance with U.S. GAAP	0.150	0.074	0.070

Basic and diluted weighted average number of shares issued and outstanding in accordance with U.S. GAAP	37 389 773	33 784 997	29 886 356

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

As a result of the above adjustments to net loss, differences with respect to shareholders' equity under U.S. GAAP are as follows:

	As at February 28, 2005 $	As at May 31, 2004 $
Share capital
Share capital in accordance with Canadian GAAP	56 253 306	52 159 266
Stock options	460 466	214 439
Warrants	554 380	883 255
Stock option plan costs	3 729 101	1 632 946
Tax effect of flow-through shares	31 826	-

Share capital in accordance with U.S. GAAP	61 029 079	54 889 906

Contributed surplus
Contributed surplus in accordance with Canadian GAAP	1 274	-
Cancelled stock options	703 756	703 756

Contributed surplus in accordance with U.S. GAAP	705 030	703 756

Accumulated deficit
Deficit in accordance with Canadian GAAP	29 230 758	24 525 543
Mining properties	8 205 876	9 487 426
Stock option plan costs	4 432 857	2 336 702
Tax effect of flow-through shares	82 076	-

Deficit in accordance with U.S. GAAP	41 951 567	36 349 671

Other accumulated comprehensive income
Unrealized gains on short-term investments and exploration funds
Balance - Beginning of year	429 521	108 613
Unrealized gains arising during the year	1 038 672	320 908

Balance - End of year	1 468 193	429 521

Unrealized gains on long-term investment
Balance - Beginning of year	148 360	(41 381)
Unrealized gains (losses) arising during the year	(119 445)	189 741

Balance - End of year	28 915	148 360

Other accumulated comprehensive income	1 497 108	577 881

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Balance sheets
	As at February 28, 2005 $	As at May 31, 2004 $

Current assets
Cash and cash equivalents	7 116 483	-
Short-term investments	9 664 926	12 933 713
Income taxes recoverable	-	13 694
Amounts receivable	5 082 525	2 909 434
Prepaid expenses	64 111	52 968

	21 928 045	15 909 809

Deposits on exploration costs	49 430	150 000
Exploration funds	201 819	4 644 221
Long-term investment	42 500	299 397
Office equipment	17 470	12 676
Website development expenses	4 152	4 556

	22 243 416	21 020 659

Current liabilities
Accounts payable and accrued liabilities
Related companies	207 227	133 160
Others	756 539	1 065 627

	963 766	1 198 787
Shareholders' Equity
Share capital	61 029 079	54 889 906
Contributed surplus	705 030	703 756
Deficit	(41 951 567)	(36 349 671)
Other accumulated comprehensive income	1 497 108	577 881

	21 279 650	19 821 872

	22 243 416	21 020 659

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Statements of cash flows

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Operating activities	(6 325 275)	(2 352 770)	(578 262)
Financing activities	4 032 048	7 919 527	2 150 018
Investing activities	9 409 710	(6 764 444)	(797 278)

Increase (decrease) in cash and cash equivalents	7 116 483	(1 197 687)	774 478

Cash and cash equivalents - Beginning of year	-	1 197 687	423 209

Cash and cash equivalents - End of year	7 116 483	-	1 197 687

Statements of earnings

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Revenues	736 043	1 069 245	1 033 147
Expenses	6 587 939	3 566 902	3 104 320

Loss for the year before income taxes	(5 851 896)	(2 497 657)	(2 071 173)

Income taxes	(250 000)	-	21 762

Net loss for the year in accordance with U.S. GAAP	(5 601 896)	(2 497 657)	(2 092 935)

Virginia Gold Mines Inc.
(an exploration company)
Notes to Financial Statements
February 28, 2005 and May 31, 2004 and 2003

(expressed in Canadian dollars)

Accounting for stock-based compensation

Since June 1, 2003, the company has accounted for stock-based compensation expenses under U.S. GAAP using the fair value-based method. Prior to June 1, 2003, the company had elected to measure compensation cost related to stock option awards using the intrinsic value method. Under SFAS 123, "Accounting for Stock-Based Compensation", the company is required to make pro-forma disclosures of net loss and net loss per share as if the fair value method had been used.

The fair value of options granted was estimated using the Black-Scholes option valuation model and the following assumptions: a risk-free interest rate of 3.98% (May 31, 2004 - 3.98%; May 31, 2003 - 4.14%), an expected volatility of 56.5% (May 31, 2004 - 54%; May 31, 2003 - 55%), dividends of nil and an expected life of four years. The weighted average fair value of options granted during the nine-month year ended February 28, 2005 and the twelve-month years ended May 31, 2004 and 2003 was $1.03, $0.62 and $0.43, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the stock options granted to key employees, officers and directors of the company have characteristics significantly different from those of traded options, and because changes in subjective assumptions can materially affect the estimated fair value, management believes that the existing models do not necessarily provide an accurate single measure of the fair value of stock options granted to key employees, officers and directors.

If the fair value-based method had been used to account for stock-based compensation costs related to stock options granted to key employees, officers and directors, the pro-forma net loss for the year and related pro-forma net loss per share in accordance with U.S. GAAP would have been as follows:

	Year ended February 28,	Years ended May 31,

	2005 $ (9 months)	2004 $ (12 months)	2003 $ (12 months)

Net loss for the year in accordance with U.S. GAAP	5 601 896	2 497 657	2 092 935
Adjustment related to stock options granted to key employees, officers and directors	-	-	277 759

Pro-forma net loss for the year	5 601 896	2 497 657	2 370 694

Basic and diluted pro-forma net loss per share	0.150	0.074	0.079